EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, relating to the consolidated financial statements of TEPPCO Partners, L.P. and subsidiaries (such report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the method of financial statement presentation related to purchases and sales of inventory with the same counterparty) and our report dated February 28, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2006.
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, relating to the consolidated financial statements of Jonah Gas Gathering Company and Subsidiary, appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. and subsidiaries for the year ended December 31, 2006.
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2007, relating to the consolidated balance sheet of Texas Eastern Products Pipeline Company, LLC and subsidiaries, appearing in the Current Report on Form 8-K of TEPPCO Partners, L.P. and subsidiaries filed on March 20, 2007.
We consent to the reference to us under the heading “Experts” in this Registration Statement and related Prospectus.
/s/ Deloitte & Touche LLP
Houston, Texas
April 5, 2007